SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


  Date of Report (Date earliest event reported) March 22, 1996


Commission   Registrant, State of Incorporation,     I.R.S. Employer
File Number  Address and Telephone Number            Identification No.

1-11299      ENTERGY CORPORATION                     13-5550175
             (a Delaware corporation)
             639 Loyola Avenue
             New Orleans, Louisiana  70113
             Telephone (504) 529-5262

1-2703       GULF STATES UTILITIES COMPANY           74-0662730
             (a Texas corporation)
             350 Pine Street
             Beaumont, Texas  77701
             Telephone (409) 838-6631


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Form 8-K                                                   Page 1
March 22, 1996



Item 5.   Other Events

          Entergy Corporation and Gulf States Utilities Company

          Gulf States Utilities Company, Southwestern Electric
          Power Company, and members of the Cajun Electric Power
          Cooperative, Inc. issued the following press release on March 22, 1996:


                SWEPCO, GSU, CO-OP MEMBERS SUBMIT
            PROPOSAL TO END CAJUN ELECTRIC BANKRUPTCY

     SHREVEPORT--Southwestern Electric Power Company (SWEPCO),
Gulf States Utilities Company (GSU), and the Members Committed of
Cajun Electric Power Cooperative, Inc., have filed a joint proposal to bring an end to the Cajun bankruptcy proceeding.

     SWEPCO is a wholly owned electric operating subsidiary of Central and South West Corporation (NYSE: CSR). GSU is a wholly owned electric operating subsidiary of Entergy Corporation (NYSB:ETR). The Members Committee represents 10 of the 12 Louisiana distribution cooperatives that are served by Cajun, a generation and transmission cooperative. The co-ops purchase wholesale electricity from Cajun and provide service to a population of 1 million people in 56 of the state's 64 parishes.

     The proposal was submitted March 8, 1996, in response to a formal bid procedure established by Ralph Mabey, the trustee for Cajun appointed by Judge Frank Polozola of the U.S. District
Court, Middle District of Louisiana.

     "SWEPCO, GSU and the Members Committee filed the joint proposal because we believe that together we can provide a long-term solution for many complex issues involved in the bankruptcy," said SWEPCO President and Chief Executive Officer Richard H. Bremer. "Ours is a high road approach that is unique in at least three important ways."

         It is a comprehensive approach submitted by the key parties whose agreement will resolve all existing litigation and the current bankruptcy proceeding;

         It provides significant value, both immediately and over the long term, to the federal government's Rural Utilities Services
       (RUS), Cajun's largest secured creditor; and


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Form 8-K                                                   Page 2
March 22, 1996


         It results in highly competitive wholesale rates which will allow the cooperatives to be viable, competitive, efficient and reliable suppliers of electricity for Louisiana ratepayers.

     In the joint proposal, SWEPCO would purchase Cajun's non-nuclear assets, including a three-unit coal plant (Big Cajun II) and a two-unit natural gas plant (Big Cajun I), and would serve the member co-ops through new wholesale power supply agreements at significantly lower rates. A spokesperson for the Members Committee stated that the average residential customer may see a decrease in their monthly billings of as much as 20 to 25 percent, which will allow them to enjoy rates comparable to their neighbors that are served by municipals and investor owned utilities.

     The joint proposal also will resolve disputes between GSU and Cajun over the River Bend nuclear generating station. GSU owns 70 percent of River Bend and operates the plant; Cajun owns 30 percent. As part of the proposal, GSU, which is Cajun's second largest creditor, would release its claims against Cajun and would allow Cajun to convey its 30 percent ownership in River Bend to GSU with decommissioning obligations fully funded by Cajun.

     "Providing a solution to the complex legal issues between GSU and Cajun is a hallmark of the joint proposal," said Frank
Gallaher, President of GSU. "It is significant because litigation was expected to take several years and be costly to all sides."

     Members of the Louisiana Public Service Commission have expressed their support for a proposal that would provide competitively priced wholesale power to the co-ops so as to reduce rates for their customers throughout the state. The LPSC has been furnished with information concerning the proposal, and the parties have sought the Commission's support.

     The trustee for Cajun has indicated that he expects to select a lead proposal by April 8, and to file a plan of reorganization with the bankruptcy court on or before April 22, 1996. The timing and completion of the transactions proposed by SWEPCO, GSU and the Members will depend on bankruptcy court approval of a reorganization plan and any required regulatory approvals.


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Form 8-K                                                   Page 3
March 22, 1996



                            SIGNATURE


          Pursuant to the requirements of the Securities Exchange
Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 Entergy Corporation
                                 Gulf States Utilities Company


                                 By:    /s/ William J. Regan, Jr.
                                      William J. Regan, Jr.
                                   Vice President and Treasurer





Dated:  March 22, 1996